Exhibit 1.2
COLONIAL REALTY LIMITED PARTNERSHIP
(a Delaware Limited Partnership)
Debt Securities
TERMS AGREEMENT
Dated: August 24, 2006
To:	COLONIAL REALTY LIMITED PARTNERSHIP 2101 6th Avenue North Suite 750 Birmingham, Alabama 35203
Attention:
Ladies and Gentlemen:
We (the “Representatives”) understand that Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), proposes to issue and sell $275,000,000 aggregate principal amount of its senior debt securities (such debt securities being hereinafter referred to as the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities (as defined in the Underwriting Agreement referenced below) set forth below opposite their respective names at the purchase price set forth below.

Principal Amount of
Underwriter	Underwritten Securities
UBS Securities LLC	82,500,000
Bear, Stearns & Co. Inc.	82,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	82,500,000
PNC Capital Markets LLC	13,750,000
Morgan Keegan & Company, Inc.	13,750,000

Total	$275,000,000

     The Underwritten Securities shall have the following terms:

Title:	6.05% Senior Notes due 2016

Rank:	Pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership

Ratings:	Baa3/BBB-/BBB- (Expected)

Aggregate principal amount:	$275,000,000

Denominations:	$1,000 and integral multiples thereof

Currency of payment:	U.S. dollars

Interest rate or formula:	6.05% per annum

Interest payment dates:	Payable semi-annually in arrears on each March 1 and September 1, commencing March 1, 2007

Regular record dates:	February 15 and August 15, as applicable

Stated maturity date:	September 1, 2016

Redemption provisions:	Redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of: (i) the principal amount of the Underwritten Securities being redeemed plus accrued but unpaid interest to the redemption date; and (ii) the Make-Whole Amount, if any

Make-Whole Amount:	Treasury plus 0.20%

Sinking fund requirements:	N/A

Conversion provisions:	N/A

Listing requirements:	N/A

Black-out provisions:	The Operating Partnership will not from the date of this Terms Agreement through the Closing Time, without the prior written consent of UBS Securities LLC, after UBS Securities LLC’s consultation with Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Operating Partnership or any affiliate of the Operating Partnership or any person in privity with the Operating Partnership or any Affiliate of the Operating Partnership), directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Operating Partnership (other than the Underwritten Securities listed above).

Fixed or Variable Price Offering:	Fixed Price Offering

Initial public offering price per Underwritten Security:	99.637 % of the principal amount, plus accrued interest, if any, from August 29, 2006

Purchase price per Underwritten Security:	98.987% of the principal amount, plus accrued interest, if any, from August 29, 2006

Other terms and conditions:	N/A

Closing date and location:	August 29, 2006 at Sidley Austin LLP at 9:00 A.M.

All the provisions contained in the Underwriting Agreement of even date herewith between the Underwriters and the Operating Partnership are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

UBS SECURITIES LLC

as Representative of the several
Underwriters named herein
/s/ Scott Whitney

Name: Scott Whitney
Title: Executive Director
/s/ Ryan Donovan

Name: Ryan Donovan
Title: Director
Accepted:
COLONIAL REALTY LIMITED PARTNERSHIP,
the Operating Partnership

By:	Colonial Properties Trust
(its general partner)

By:	/s/ Weston M. Andress

Name: Weston M. Andress
Title: President and Chief Financial Officer

Schedule A
Schedule of Issuer Free Writing Prospectus included in the General Disclosure Package
Colonial Realty Limited Partnership
This information supplements the information contained in the preliminary prospectus supplement dated August 24, 2006 to Prospectus dated July 11, 2005.
6.05% Senior Notes due 2016

Issuer:	Colonial Realty Limited Partnership
Type of Offering:	SEC Registered
Ranking:	Senior Unsecured
Principal Amount:	$275,000,000
Maturity Date:	September 1, 2016
Trade Date:	August 24, 2006
Settlement Date:	August 29, 2006
Interest Accrual Date:	August 29, 2006
Public Offering Price:	99.637%
Underwriting Discount	.65%
Coupon:	6.05%
Interest Payment Dates:	Each March 1 and September 1, commencing March 1, 2007
Day Count Convention:	30/360
Optional Redemption:	Treasuries plus 20 basis points
Expected Ratings:	Baa3 / BBB- / BBB-
Joint Book-Running Managers:	UBS Securities LLC, Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co Managers:	PNC Capital Markets LLC and Morgan Keegan & Company, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-722-9555 x1088.